PRESS RELEASE

SkyWay Communications Holding Corp.
Sufficient Funding to Complete Eastern Corridor
and Commence Central Corridor Tower Network

CLEARWATER, Fla. — (BUSINESS WIRE)—January 30, 2004—SkyWay Communications Holding Corp. (OTCBB: SWYC — News), and its wholly owned subsidiary, Sky Way Aircraft Inc. announced today that they have received sufficient funding to complete the eastern corridor of the United States tower sites for their air to ground (ATG) communications network. In addition, the funding is sufficient to permit the early activation of the central corridor of the United States tower network..

According to Mr. Brent Kovar, President of Sky Way Communications, “Engineering teams are visiting each of the eastern corridor tower sites to assure FCC compliance and activating the towers for broadcast capability. Additionally this funding allows us to accelerate our current site activation schedule and to focus on the central corridor towers providing coverage from the Atlantic to Las Vegas. I am pleased to be able to say we will continue with our very aggressive site activation schedule.”

As activation of the network proceeds, Sky Way will continue to demonstrate its In-Flight Communications and Video Surveillance systems to government agencies, major government defense contractors, commercial airlines and general aviation customers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

For more information regarding Sky Way Communications Holding Corp. please contact:

Brent Kovar, President (727) 535 8211   OR   www.skywayaircraftsecurity.com